Exhibit 99.1

FOR IMMEDIATE RELEASE

SIX FLAGS ENTERTAINMENT CORPORATION ANNOUNCES

JOHN DUFFEY TO JOIN COMPANY AS CHIEF FINANCIAL OFFICER

AND LANCE BALK TO SERVE AS GENERAL COUNSEL

DALLAS, Texas — September 7, 2010 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park operator, today announced that John M. Duffey has been named Chief Financial Officer of Six Flags and Lance C. Balk has been named General Counsel of Six Flags.  Both appointments are effective immediately.

“I have previously worked with both John and Lance and I know that they will be outstanding additions to the Six Flags team,” said Jim Reid-Anderson, Chairman, President and Chief Executive Officer of Six Flags.  “Both John and Lance have proven expertise in helping companies achieve their full potential following a successful financial restructuring.  I am very much looking forward to collaborating with them to enhance the theme park experience for our guests and to continue improving the Company’s financial and operational performance.”

Jeffrey Speed, former Chief Financial Officer of Six Flags, is leaving the Company to pursue other opportunities.  Also, as previously announced, James Coughlin, the Company’s former General Counsel, entered into a consulting agreement with the Company effective July 28, 2010.

John M. Duffey

Mr. Duffey previously served as Executive Vice President and Chief Integration Officer of Siemens Healthcare Diagnostics, and was responsible for leading the integration of Siemens Medical Solutions Diagnostics and Dade Behring.  Prior to Dade Behring’s acquisition by Siemens AG, Mr. Duffey served as the Executive Vice President and Chief Financial Officer of Dade Behring Inc., where he negotiated and led the company through a debt restructuring and entry into the public equity market.  He was instrumental in realigning the company’s cost structure, leading to significantly improved profitability, cash flow and debt profile overall.  Mr. Duffey holds a Bachelor of Arts degree in Accounting from Michigan State University.

Lance C. Balk

Mr. Balk previously served as Senior Vice President and General Counsel of Siemens Healthcare Diagnostics.  Prior to Dade Behring’s acquisition by Siemens AG, he served in the same capacity at Dade Behring.  In these roles Mr. Balk was responsible for global legal matters.  Before joining Dade Behring, Mr. Balk was a partner at Kirkland & Ellis LLP, where he co-founded the firm’s New York corporate and securities practices.  Mr. Balk holds a JD and an MBA from the University of Chicago, and a Bachelor of Arts degree in Philosophy from Northwestern University.

About Six Flags

Six Flags Entertainment Corporation is a publicly traded corporation headquartered in Dallas, Texas with 19 parks across the United States, Mexico and Canada.  Six Flags Over Texas, the company’s flagship location, was founded in 1961 and will mark its 50th anniversary season in 2011.

Contact:

Six Flags

Media Relations

Sandra Daniels, 972-595-5178

sdaniels@sftp.com